Exhibit 99.1


            KeySpan Completes Sale of Midland Barge Business to Ingram

Brooklyn, July 2, 2002 - - KeySpan Corporation (NYSE: KSE) today closed the sale of Midland Enterprises, LLC, a leading U.S. inland marine transportation company to a subsidiary of Ingram Industries Inc.

The purchase price was approximately $240 million. Ingram will also assume debt of approximately $135 million from Midland. KeySpan will use the proceeds from the transaction to pay down debt.

"The sale of Midland was completed right on schedule, and is a major step forward in KeySpan's strategy to divest non-core businesses," said KeySpan Chairman and CEO Robert B. Catell. "The sale will strengthen KeySpan's financial position and help maximize value for our shareholders. I thank Midland's employees for their outstanding performance for our company, and I wish them well."

Midland traces its history back to 1925, when it was formed as The Ohio River Company. In addition to The Ohio River Company LLC, Midland subsidiaries include Orgulf Transport LLC, Orsouth Transport LLC and R&W Marine. Based in Cincinnati, Ohio, Midland transports over 50 million tons of dry bulk commodities each year over the Ohio, Mississippi, Illinois, Tennessee, Black Warrior, and Arkansas Rivers, among others. Midland currently owns and operates more than 2,300 barges and 80 boats, and employs about 1,200 employees.